For Immediate Release - July 18, 2001       Contact: Butch Honeycutt
                                                     803-324-2500





           RHBT FINANCIAL CORPORATION ANNOUNCES SETTLEMENT OF LAWSUIT


         ROCK HILL, S.C. - RHBT Financial Corporation (NasdaqNM: RHBT) today announced that its wholly owned subsidiary, Rock Hill Bank & Trust, has reached a settlement with the plaintiffs in a previously announced lawsuit alleging misdirection of $9.5 million placed in an agency account in the Bank's trust department. The settlement calls for the payment by the Bank of $7.6 million, with half of the payment to be made on August 1, 2001 and the other half a year later. This $7.6 million represents a return to the plaintiffs of the principal amount placed in the agency account, less amounts returned to the plaintiffs before the suit. The settlement amount is less than the face amount of the Bank's insurance policies that the Bank believes should cover this loss. The Bank is currently in discussions with its insurance carriers. A decision has not yet been reached about the extent to which the claims are covered.

         The plaintiffs had placed these funds in agency accounts in the Bank's trust department in order to participate in so-called high-yield investment programs promoted by third parties unrelated to the Bank. "When the lawsuit was initially filed, we noted that at least some of the plaintiffs had pre-existing relationships with the investment promoters. We believed these pre-existing relationships constituted a reasonable basis to pursue counterclaims against the plaintiffs for potential participation in the investment scam," stated Herman E. (Butch) Honeycutt, the Bank's chief executive officer. "As the case has progressed, we have had significant communications with the plaintiffs through counsel. Based on these communications and exchanges of various documents, we are satisfied at this time that the plaintiffs, like the Bank, were victims in this scam. We believe the FBI, which we asked to investigate this scam, is of the same view."

         "Having reached this conclusion," said Honeycutt, "we decided the right thing to do was reimburse the plaintiffs' funds. This enables us to focus our resources to aggressively pursue our claims against the investment promoters and to put an end to the many disruptions caused by defending this litigation, not to mention the substantial expense."

         The Bank has filed a third party complaint against these third parties, including Donald E. Hughes of Florida, Hughes Corp., and Douglas J. Smith of Nassau, Bahamas, as well as a claim against its former trust officer, Robert Yoffie. Honeycutt indicated that the Bank intends to pursue its claims against these individuals aggressively.

         "Now we can devote all our resources and energies to running the business and pursuing the true wrongdoers in this scam," said Honeycutt. "We believe this certainly is in the best interests of the Bank, its shareholders, and its customers."

         RHBT Financial Corporation is the holding company for Rock Hill Bank & Trust, a banking organization based in Rock Hill, South Carolina. Rock Hill Bank & Trust currently operates three banking locations, including two in Rock Hill and one in the Fort Mill/Tega Cay area. RHBT Financial Corporation common stock trades on the Nasdaq Stock Market under the symbol "RHBT."

         Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to the future plans and expectations, including those related to the above-referenced lawsuit, and are thus prospective. In particular, while the Bank believes its insurance policies should cover this loss, there can be no assurance that the Bank will recover the full amount of the loss from its insurers. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.